Exhibit 15.1

October 3, 2016

Extraction Oil & Gas, LLC

370 17th Street, Suite 5300

Denver, CO 80202

Re: Registration Statement No. 333-213634

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 29, 2016 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP Denver, Colorado